Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

Gorilla Technology Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registra- tion Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-
	Debt Convertible into Equity	Debt Securities	457(o)	-	-	-	-	-
	Non-Convertible Debt	Debt Securities	457(o)	-	-	-	-	-
	Equity	Ordinary Shares, par value $0.0001 per share	457(o)	-	-	-	-	-
	Equity	Preference Shares, par value $0.0001 per share	457(o)	-	-	-	-	-
	Other	Depositary Shares	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Other	Rights	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	-	457(o)	-	-	$300,000,000	0.00011020	$33,060
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$300,000,000		$33,060
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$33,060

This registration statement registers such indeterminate number or amount of debt securities, ordinary shares, preference shares, depositary shares, warrants to purchase any combination of the foregoing securities, and rights, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $300,000,000. Subject to the preceding sentence, this registration statement also registers an indeterminate principal amount or number of shares of debt securities, preference shares or ordinary shares that may be issued upon conversion of, or in exchange for, debt securities or preference shares registered hereunder or upon exercise of warrants registered hereunder, as the case may be, and an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional or aggregated share interests in preference shares registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the preference shares will be issued to the depositary under the deposit agreement.